Exhibit 10.3

EMPLOYMENT AGREEMENT

TIBERIU MAZILU

This sets forth the Employment Agreement (“Agreement”), dated as of April 15, 2011 between AML Communications, Inc. (“Employer” or “AML”), a Delaware corporation, and Mr. TIBERIU MAZILU (“Mr. Mazilu” or “Employee”).

RECITALS

A. AML is based in Camarillo, California and is in the business of designing and manufacturing amplifiers and related products for the defense market (the “Business”).

B. Mr. Mazilu is a co-founder of AML and currently serves as its Vice President of Engineering.

C. Employer and Anaren have entered into an Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of Anaren and Employer merge together (the “Merger”)

D.     Employer, Employee and Anaren, Inc. have entered into employment agreements in the event that the Merger is consummated.

E. Employer and Employee wish to establish an employment agreement that applies so long as, and in the event that, the Merger is not consummated.

TERMS

IN CONSIDERATION of the mutual covenants and representations contained herein, and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1.           Employment.

(a)           Term.  Employer shall employ Employee as AML’s Vice President of Engineering for a period commencing on the date of this Agreement (“Effective Date”) and continuing until the second anniversary of this Agreement (“Period of Employment”), subject to earlier termination as provided for in paragraph 4 of this Agreement.

(b)           Salary.  During the Period of Employment, except as provided below, Employer shall pay Employee a base salary at an annual rate of $195,000 (“Base Salary”).   Employee’s Base Salary is payable in accordance with Employer’s regular payroll procedures. Employee’s performance and compensation will be reviewed on an annual basis generally after the close of Employer’s fiscal year, with the understanding that any potential upward adjustment will be at Employer’s discretion and in no case shall Employee’s Base Salary be less than $195,000 (plus an increase, if any, equal to the Base Salary multiplied by the annual percentage change in the consumer price index) through June 30, 2012 or less than $207,000 (plus an increase, if any, equal to the Base Salary multiplied by the annual percentage change in the consumer price index)  through the Period of Employment.

(c)           Title.  Employee shall have the title of Vice President of Engineering.

(d)           Incentive Bonuses.  Employee shall be eligible for incentive follows:25% of the Base Salary if the Employer’s earnings before interest, taxes, depreciation and amortization (determined in accordance with generally accepted accounting principles consistently applied) (“EBITDA”) during such fiscal year  equals or exceeds the Employer’s EBITDA for the fiscal year ended March 31, 2011 (“FY 2011”).  This incentive bonus is reduced proportionally if such fiscal year’s EBITDA is less than the EBITDA for FY 2011 such that if such fiscal year’s EBITDA is 0 or less, then the incentive bonus is 0.  For example if the EBITDA for such fiscal year is 50% of the EBITDA for FY 2011, then the incentive bonus will be 12.5% of the Base Salary for Employee.

 (e)           Stock Options.  As a member of Employer’s senior management team, Employee will be eligible for annual stock options pursuant to the Employer’s stock option plans as determined by the Board of Directors.  Each year, Employee shall receive options to purchase at least 30,000 shares of Employer common stock.

(f)           Benefit Plan. Employer shall contribute an amount equal to at least 10% of Employee’s Base Salary into the Executive Nonqualified Excess Plan of the Employer for the benefit of the Employee.

2.           Duties During The Period Of Employment.

(a)           Employee shall have full responsibility, subject to the direction of the Chief Executive Officer, for the management of engineering, and the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee by the Chief Executive Officer.  Employee shall devote substantially his full working time and best efforts to the business and affairs of Employer, in accordance with his senior management position, except during any period of illness or incapacity.

3.           Fringe Benefits.

(a)           Benefit Plans. Employee shall be entitled to receive all benefits and privileges extended to other employees of the Employer, medical, dental, life and disability plans.  In addition, Employee shall be entitled to receive paid vacation in accordance with the Employer’s standard policy.

(b)           Additional Benefits. Employee shall be entitled to $700 per month to be applied to an automobile currently leased by Employee plus reimbursement for gas expenses.

4.           Termination.  Subject to (a) through (f) below, this Agreement may be terminated at any time by the Employer or Employee prior to the second anniversary of this Agreement upon prior written notice to the other.  In the event of a termination of employment, the following shall apply:

(a)           Termination by the Employer Without Cause.  The Employer may terminate Employee’s employment without cause upon thirty (30) days prior written notice to Employee.  In the event of a termination without cause, Employee shall be entitled to receive all amounts earned up to the date of termination pursuant to Section 1.  In addition, Employee shall be entitled to receive his Base Salary through the end of the “Period of Employment.”  Payments will be made on a bi-weekly basis consistent with the Employer’s usual payroll cycle commencing within 30 days following Employee’s termination of employment.  In addition, Employee shall be entitled to receive an amount equal to any earned incentive bonus provided in paragraph 1(d) for the prior year, which shall be paid within 30 days following Employee’s termination of employment.  In addition, provided Employee remains in compliance with the restrictive covenants set forth in paragraphs 6 and 7 of this Agreement, the Employer shall continue the fringe benefits provided in paragraph 3(a), above (except 401(k) participation), for the duration of the “Period of Employment”.

(b)           Termination by the Employer For Cause.  The Employer may terminate Employee’s employment with cause upon immediate written notice to Employee.  In the event of a termination with cause, Employee shall be entitled to receive his Base Salary to the date of termination of employment.  Employee shall not be entitled to receive any additional compensation or benefits unless as otherwise provided herein.  For this purpose, the Employer shall be deemed to have “Cause” following the occurrence of any of the following events:

(i)           Conviction by Employee of an act or omission which is determined by a court with jurisdiction over a matter to constitute a felony under any federal or state laws which act or omission (i) invokes moral turpitude or serious bodily harm to any person, or (ii) materially adversely affects the financial well-being or reputation of the Employer, or (iii) reflects adversely upon Employee’s fitness for continued service as Vice President of Engineering of the Employer, which in any such case shall be determined by the Board of Directors in its reasonable discretion.

(ii)           Alcoholism or illegal drug use, if established by competent evidence including a written certification by at least two qualified physicians and upon not less than fifteen (15) days detailed written notice to the Employee.  The Employer shall have the right, but not the obligation, upon reasonable cause, to demand that Employee submit to a medical examination by a qualified independent physician selected by the Employer and reasonably acceptable to Employee to ascertain whether such condition exists.  The Employee is entitled to contest any such allegations in accordance with the procedures set forth in paragraph 9 below.

(iii)           A willful or grossly negligent breach of any of Employee’s fiduciary duties to the Employer, including without limitation the duty of loyalty, which materially adversely affects the financial well-being of the Employer or which otherwise reflects adversely upon Employee’s fitness for continued service as Vice President of Engineering of the Employer, which in either case shall be determined by the Board of Directors in its reasonable discretion, provided Employer gives Employee at least fifteen (15) days written notice from his manager which describes the allegations in reasonable detail.  If the Employee contests the allegations, the matter will be resolved by arbitration as set forth in paragraph 9 below.  Notwithstanding the foregoing, no act or failure to act on the Employee’s part shall be deemed “willful” or “grossly negligent” unless done, or omitted to be done, by the Employee without reasonable belief that the action or omission was in the best interest of Employer.

(iv)           A willful or grossly negligent breach of a material term of this Agreement.  If the Employee contests the Board of Directors determination, the matter will be resolved by arbitration as set forth in paragraph 9 and no termination will occur until the arbitrator has rendered his or her ruling.  Employee shall be placed on unpaid administrative leave pending the outcome of the arbitration, and the arbitrator may, if he or she finds in favor of the Employee, award back pay for the interim period.  Notwithstanding the foregoing, no act or failure to act on the Employee’s part shall be deemed “willful” or “grossly negligent” unless done, or omitted to be done, by the Employee  without reasonable belief that the action or omission was in the best interest of Employer.

(v)           Notwithstanding any other term or provision of this  Agreement to the contrary, if Employee’s employment is terminated for “Cause”, Employee shall forfeit all rights to receive future payments and benefits otherwise provided pursuant to this Agreement and additionally forfeits all unvested stock options previously granted to Employee.

(vi)           Any arbitration proceeding conducted pursuant to subparagraph (iv) shall be completed within thirty (30) days of filing, and if the proceeding is not completed within sixty (60) days, Employee will be placed on paid leave retroactive to the date of termination, provided the delay was not in any way caused by Employee.

(c)           Death.  In the event of a termination of Employee’s employment as a result of Employee’s death, Employee’s designated beneficiary (See Appendix A) shall be entitled to receive any earned but unpaid Base Salary through the date of Employee’s death.  Employee’s beneficiary shall likewise be entitled to receive a Pro Rata Portion of the Incentive Bonus (which shall be paid at the time determined pursuant to paragraph 1(d)).

(d)           Disability.  In the event of Employee’s long term disability, as determined in accordance with the Employer’s disability plan or policy the Employer shall have the right to terminate Employee’s employment with the Employer upon written notice after ninety (90) days from the onset of the stated disability date.  For the purpose of this Agreement, Employee’s inability to perform Employee’s regular duties by reason of physical or mental illness or injury for a period of twenty-six (26) successive weeks (“Disability Period”) shall constitute “Disability.”  In such event, during the Disability Period the Employee shall be entitled to receive his Base Salary in addition to any other benefits to which Employee may be entitled for the disability period on account of such disability, including, but not limited to, benefits provided under California’s Compensation Law.  Employee shall likewise be entitled to receive a Pro Rata Portion of the Incentive Bonus (which shall be paid at the time determined pursuant to paragraph 1(d)).  The Employee is entitled to contest any termination as a result of a disability as set forth in paragraph 9 and no termination will occur until the arbitrator has rendered his or her ruling.  If the Employer terminates the Employee because he is disabled, the restrictive covenant contained in paragraph 7 will not apply.

(e)           Voluntary Termination by Employee.  Employee may terminate Employee’s employment voluntarily upon sixty (60) days prior written notice to the Employer.  In the event of a voluntary termination by Employee, Employee shall be entitled to receive his Base Salary payable to the date of termination of employment.  Employee shall not be entitled to receive any additional compensation or benefits and will forfeit all unvested Restricted Stock previously granted to Employee.

(f)           Termination by Employee For Good Reason.  Employee may terminate Employee’s employment for Good Reason upon thirty (30) days prior written notice to the Employer.  Such a termination shall be treated as a termination by the Employer without cause, and Employee shall be entitled to be paid the amounts provided in paragraph 4(a), subject to the same terms and conditions as set forth in paragraph 4(a).  To the extent Employee receives a payment that is deemed an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G triggered by termination pursuant specifically to Section 4(f)(i) below, Employer will reimburse Employee to the extent Employee is required to pay excise tax (including taxes owed on the reimbursement itself) specifically attributable to the payment.  This remittance shall be made by the end of Employee’s taxable year in which Employee remits the excise taxes.

For purposes of this paragraph, Employee shall be deemed to have “Good Reason” if:  (i) the Employer commits a breach of a material term of this Agreement, unless such breach was isolated, inadvertent, not committed in bad faith and was cured within fifteen (15) days of receipt of written notice from Employee to the Board of Directors ; (ii) the Employee’s duties change materially, or (iii) Employee’s work place is relocated from the current Camarillo facility beyond a thirty-five (35) mile radius of its current location.   If the Employee terminates this Agreement pursuant to (i) of this paragraph, the provisions of paragraph 7 will not apply

5.           Withholding.  Employer shall deduct and withhold from compensation and benefits provided under this Agreement all legally required taxes and any benefit contributions required by law.

6.           Proprietary Information.  Employee acknowledges that the Employer possesses and will continue to possess information that has commercial value and is treated by the Employer as confidential.  Such information may include information created, discovered or developed by Employee during the period of or arising out of his employment by the Employer, whether before or after the date of this Agreement.   All such information is hereinafter called “Proprietary Information,” which term includes, without limitation, discoveries, developments, designs, improvements, inventions, blueprints, processes, computer programs, know how, data, marketing and business plans and outlines, budgets, projections, financial statements, costs, fee schedules, client and supplier lists, client and prospective client databases, and access codes and similar security information and procedures; provided, however, that the term “Proprietary Information” shall not include any of the foregoing which is in the public domain other than as the result of a breach of Employee’s obligations under this Agreement or Employee’s negligence or willful misconduct.  Employee covenants and agrees that he will not, either during the term of his employment by the Employer or any time thereafter, directly or indirectly, use or disclose to any person, business, firm, or corporation any Proprietary Information of the Employer, other than in connection with the proper performance of his duties on behalf of the Employer, regardless of whether such use or disclosure is for his own benefit or to the detriment or probable detriment of the Employer.

7.           Competition.  In consideration of the continued employment of Employee by the Employer, and the other terms and conditions of this Agreement, Employee agrees not to compete with the business of Employer, as provided below.  The parties agree and acknowledge that Employee, as Employer’s Vice President of Engineering, has had access to certain Proprietary Information relating to the business of the Employer and has a special intimate knowledge of the affairs of customers of the Employer, including, without limitation, customer lists and other information relating to the identity of customers of the Employer, persons employed by such customers, and the future needs of such customers.  Employee acknowledges that such Proprietary Information and such knowledge comprise an important and valuable asset of the Employer and that any removal, disclosure or unauthorized use of such Proprietary Information or knowledge by Employee would do material irreparable damage to the Employer.  Employee agrees and acknowledges that it would be difficult to determine if Employee was utilizing such Proprietary Information and knowledge in a manner contrary to the provisions of this Agreement.  As a result of the foregoing, Employee agrees as follows:

(a)           Employee will not, during the term of his employment and for one (1) year after the termination of such employment (such period being hereinafter referred to as the “Period of the Covenant”),  regardless of the reason(s) for termination except as otherwise provided in this Agreement, directly or indirectly, (i) engage in any Competitive Business, as defined herein, or (ii) perform any service on behalf of a Competitive Business, or (iii) have any material interest, whether as proprietor, partner, joint venturer, member of a limited liability company, employee, stockholder, principal, agent, consultant, contractor, director, officer, or in any other capacity or manner whatsoever, in any enterprise that engages in a Competitive Business, anywhere throughout the world; provided, however, that Employee may have a passive ownership interest of not more than five percent of the outstanding capital stock of any publicly held corporation engaged in a Competitive Business so long as he is not otherwise engaged or interested in the corporation.

(b)           In furtherance of the foregoing and not in limitation thereof, during the Period of the Covenant, Employee shall not, directly or indirectly, (i) solicit or service or attempt to solicit or service in any way on behalf of any Competitive Business, any customer or prospective customer of the Employer, who was a customer at the date of termination of employment or who was a customer of or was provided a written quotation by the Employer within one (1) year prior thereto (which one (1) year period shall run from the last date an invoice for services rendered by the Employer was forwarded to any such customer, whether or not the Employer is performing services for such customer at the date of termination of employment), or (ii) employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant or contractor of the Employer or who has been employed or engaged as an employee, consultant or contractor of the Employer within one year prior to such employment or engagement, or (iii) induce or attempt to induce, whether or not on behalf of a Competitive Business, any person who is employed or engaged as an employee, consultant or contractor of the Employer to leave such employment or engagement.

(c)           For purposes of this paragraph 7, “Competitive Business” means (i) any business which manufactures low noise amplifiers, small signal amplifiers; integrated microwave assemblies, or power amplifiers, for military end uses and/or the commercial aviation market, (ii) any business which designs, develops or manufacturers control and data acquisition equipment for electric power grid applications and (iii) any business which otherwise competes with the business which Employer knew was conducted or proposed to be conducted by the Employer at the date of termination of employment or at any time within one year prior to such date.

 (d)           The parties agree that any failure on the part of Employee to comply with the provisions of paragraph 6 or this paragraph 7 shall be deemed willful and may give rise to an action for damages, including, without limitation, punitive or otherwise, the cost of bringing such action, whether or not a court proceeding is instituted, and reasonable attorneys’ fees.  Due to the severe detriment that could be suffered by the Employer should Employee be in breach under any of the provisions of paragraph 6 or this paragraph 7, and due to the difficulty of measuring the damages, the parties also agree that the Employer shall be entitled to injunctive relief in the event of any such breach or threatened breach.

(e)           The covenants contained in paragraph 6 and this paragraph 7 shall be construed as independent of each other and shall survive the termination of employment of Employee in accordance with the terms of this Agreement and in the event any such provision shall be deemed invalid or unenforceable, such provision shall not invalidate or have any effect on any other provision of this paragraph.  If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this paragraph 7 is unenforceable, it is the intention of the parties that this paragraph 7 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this paragraph 7 in the jurisdiction of the court that has made the adjudication.

(f)           If there is a violation of this paragraph 7 and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the covenant set forth herein.  Accordingly, the covenant set forth in this paragraph 7 shall be deemed to have the duration specified in paragraph 7(a), computed from the date the relief is granted but reduced by the time between the period when the covenant began to run and the date of the first violation of such covenant by Employee.  In the event of any proceeding resulting from the alleged breach by Employee of any provision of paragraph 6 or this paragraph 7, the prevailing party shall be entitled to reimbursement of its costs of litigation, including reasonable attorneys’ fees.

(g)           Notwithstanding the foregoing or anything in this Agreement to the contrary, if Employee has continued to be employed by Employer through the third anniversary of this Agreement and Employee’s employment is thereafter terminated by Employer pursuant to its at- will employment policy, the restrictions set forth in paragraphs 7(a) and 7(b) shall not apply.

8.           Change of Control.  Subject to the terms, conditions and limitations of this Agreement, if Employee’s employment by Employer terminates any time following a “Change of Control” of Employer which occurs during the Period of Employment, and if such termination is due to Employee’s involuntary termination of employment for reasons other than “Cause,” then, in lieu of all other severance or severance-type payments or benefits described in this Agreement, Employer shall:

              (a)           Pay to Employee an aggregate severance benefit equal to Employee’s Base Salary for the remaining Period of Employment, plus an amount equal to the incentive bonus earned by Employee for the year prior to the year during which the “Change of Control” occurs.

(i)           Treat as immediately vested all stock options issued to Employee.

(ii)           Provide Employee with continuation of life, disability and health insurance benefits, under the same terms and conditions that Employer provides such insurance to its active employees for the remaining Period of Employment.

(b)           The severance benefit described in paragraph 8(a) shall be paid in one lump sum payment within 30 days following Employee’s termination of employment.  If Employee dies prior to receiving all of the payments due pursuant to this paragraph then any unpaid amounts shall be paid to the beneficiary designated by Employee on the “Beneficiary Designation Form” attached to this Agreement as Appendix A.

(c)           Upon expiration of the period described in paragraph 8(a)(ii), Employee (and Employee’s qualified beneficiaries) shall be eligible to commence COBRA continuation benefits, in accordance with the COBRA provisions of Employer’s group health plan.

(d)           If any portion of the amounts paid to, or value received by Employee following a “change of control” (whether paid or received pursuant to this paragraph 8 or otherwise) constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods to minimize or eliminate the application of Section 280G, but only if and to the extent such restructuring will not result in the premature recognition of income or the imposition of excise taxes or other penalties under Internal Revenue Code Section 409A.  If an agreement to restructure payments cannot be reached within sixty days of the date the first payment is due under this paragraph, then payment shall be made without restructuring.  In that case, Employee shall be responsible for all taxes and penalties payable by Employee as a result of Employee’s receipt of an “excess parachute payment.”  This subparagraph (d), if applicable, shall provide the basis for addressing any other post-termination payment provided for in this Agreement.

(e)          Payments made and benefits provided pursuant to this paragraph 8 shall be subject to withholding for income, employment and other similar taxes Employer may be required to withhold.

(f)           As a condition to Employer’s obligation to provide or continue the payments and benefits pursuant to this paragraph 8, Employee must first execute a General Release that release and discharges Employer from all claims of any type arising out of Employee’s employment or the termination of employment; provided that Employee shall only be obligated to execute such General Release if Employer also execute a General Release releasing and discharging Employer from all claims of any type arising out of Employee’s employment.

 (g)           For purposes of this Agreement, a “Change of Control,” of Employer shall be deemed to have occurred if:

(i)           any “person,” including a “group” as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding securities;

(ii)           as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor;

(iii)           Employer is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer;

(iv)           a tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding voting securities; or

(v)           Employer transfers substantially all of its assets to another corporation which is not controlled by Employer.

Notwithstanding the foregoing, a “Change of Control” shall not include the Merger or any equivalent transaction with Anaren.

9.           Arbitration.  Any dispute, claim or controversy between the parties relating to or arising out of the interpretation or performance of this Agreement (other than claims arising under paragraphs 6 or 7) shall be settled by arbitration conducted by a single arbitrator appointed by the American Arbitration Association in accordance with AAA’s Employment Arbitration Rules and Procedures.  The arbitration shall take place in the County of Los Angeles in the State of California.  The arbitrator shall decide the issues presented applying this Agreement and the laws of California, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than California.  The award of the arbitrator shall be in writing, shall be final and binding upon the parties and shall not be appealed from or contested in any court.  The arbitrator shall have the authority to award any remedy or relief that a court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.  Employer shall bear any and all costs that are unique to the arbitral forum.  No party shall, in connection with any proceedings held pursuant to this paragraph, be required to furnish any bond, unless required by law.  Should either party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the rules, then the arbitrator may nevertheless render a decision in the absence of said party and such decision shall have the same force and effect as if the absent party had been present, whether or not it shall be adverse to the interests of said party.  Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction.

10.           Notice.  All notices or other communications which are required to be given or may be given to the parties pursuant to the terms of this Agreement shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, postage prepaid, addressed to the address of the party set forth on the signature page to this Agreement.  Notice shall be deemed given on the date of delivery in the case of personal delivery or on the date of delivery to or refusal by such party as specified on the return receipt in the case of registered or certified mail.  Either party may change its address for such communications by giving notice thereof to the other party in conformity with this paragraph.

11.           Benefits.  The rights and obligations hereunder shall not be transferable, except that the Employer will assign its rights and obligations under this Agreement to a successor to all or substantially all of the Employer’s business.  Subject to the preceding limitation, all rights and obligations hereunder shall inure to the benefit of, and be enforceable by or against the parties hereto, their successors and assigns.

12.           Applicable Law and Construction.  This Agreement shall be interpreted and construed according to the laws of the State of California, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of California.  The exclusive venue for any judicial or quasi-judicial action arising out of or related to this Agreement shall be brought in the County of Los Angeles in the State of California.  This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.  Accordingly, by way of example and not limitation, (a) distributions of benefits payable following Employee’s termination of employment shall commence as of the date required by this Agreement or, if later, the earliest date permitted by Internal Revenue Code Section 409A, (generally six months after termination, if Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A), and (b) the phrase “termination of employment” (and similar terms and phrases) shall be construed to mean “separation from service” within the meaning of Internal Revenue Code Section 409A.  However, Employer make no representation that the terms of this Agreement or benefits provided pursuant to this Agreement will comply with Internal Revenue Code Section 409A and make no undertaking to prevent Internal Revenue Code Section 409A from applying to the benefits provided pursuant to this Agreement or to mitigate the effects of Internal Revenue Code Section 409A on any benefits provided pursuant to this Agreement.

13.           Rules, Regulations and Policies.  Employee shall abide by and comply with all of the material rules, regulations, and policies of Employer, which are not inconsistent with this Agreement, in addition to Employer’s Code Ethics and Business Conduct policy.

14.           No Prior Restrictions.  Employee affirms and represents that Employee is under no obligation to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee’s undertakings under this Agreement.

15.           Return of Employer’s Property.  After Employee has received notice of termination or at the end of the term of this Agreement whichever first occurs, Employee shall immediately return to Employer all documents and other property in his possession belonging to Employer.

16.           Miscellaneous.

(a)           This Agreement constitutes the entire understanding and agreement between the parties with respect to Employee’s employment with Employer and shall supersede all prior understandings and agreements.

(b)           This Agreement cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by the parties.

(c)           The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or permitted assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

(d)           The provisions of paragraphs 6 and 7, and any other provisions of this Agreement that by their terms survive the termination of this Agreement or Period of Employment, shall survive the termination of this Agreement.

17.           Counterparts. This Agreement may be executed in counterparts, which together shall constitute one in the same instrument.

18.           Prior Employment Agreement.  This Employment Agreement shall terminate immediately, and shall have no further force or effect, in the event that the Merger (or any equivalent transaction with Anaren) is closed, and the Employment Agreement among the Employer, Employee and Anaren becomes effective.  Further, the parties shall take no action under this agreement that conflicts with the Agreement and Plan of Merger dated February 13, 2011, among Anaren, Inc., Project Orange Acquisition Corp. and Employer or the Employment Agreement by and among Employee, Employer and Anaren, Inc. dated as of such date unless such agreements are terminated.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

AML COMMUNICATIONS, INC.

By:	/s/ Jacob Inbar
Jacob Inbar
President and Chief Executive Officer

EMPLOYEE:

By:	/s/ Tiberiu Mazilu
TIBERIU MAZILU